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                                                                 EXHIBIT 10.25

                        MASTER ELECTRIC SERVICE AGREEMENT
                                    between
                                   PACIFICORP
                                      and
                               SUMMO USA CORPORATION

     This Master ELECTRIC SERVICE AGREEMENT ("Agreement"), entered into on this 31st day of October, l996, is by and between PacifiCorp, an Oregon Corporation that provides retail electric service, and SUMMO USA CORPORATION, hereinafter referred to as SUMMO, a Colorado corporation conducting business through facilities located at Lisbon Valley in San Juan County, Utah.

     WHEREAS, PacifiCorp is a provider of retail electric energy and power, hereinafter referred to as "Firm Power and Energy," and

     WHEREAS, SUMMO desires to purchase Firm Power and Energy requirements for its copper mining facilities, hereinafter referred to as "Facilities," under this Agreement, and

     WHEREAS, PacifiCorp desires to provide Firm Power and Energy to the Facilities as described above.

     NOW, THEREFORE, the parties hereto agree as follows:

                             SECTION 1: DEFINITIONS

     As used in this Agreement, the following terms have the following meanings:

     1.1 AGREEMENT: This Electric Service Agreement and any extensions or renewals thereof.

     1.2 BILLING DEMAND: The Demand in kilowatts used to determine the Demand (power) charges in accordance with the provisions of Electric Service
Schedule 9.

     1.3 BILLING PERIOD: The period of approximately thirty (30) days intervening between regular successive meter readings.

     1.4 COMMISSION: The Public Service Commission of the State of Utah.

     1.5 CONTRACT DEMAND: The maximum amount of power that PacifiCorp is obligated to provide under this Agreement.

     1.6 DEMAND: The rate in kilowatts at which PacifiCorp delivers electric energy to SUMMO either at a given instant or averaged over any designated period of time.

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     1.7 ELECTRIC SERVICE REGULATIONS: PacifiCorp's effective electric service regulations on file with and approved by the Commission.

     1.8 ELECTRIC SERVICE SCHEDULE: PacifiCorp's effective electric service schedule on file with and approved by the Commission.

     1.9 FIRM POWER AND ENERGY: Electric power expressed in kilowatts and associated energy expressed in kilowatt-hours intended to have assured availability to SUMMO to meet all or any agreed-upon portion of SUMMO's load requirements.

     1.10 MEASURED DEMAND: The Demand in kilowatts as shown by or computed from the readings of PacifiCorp's power Demand) meter for the 15-minute period of SUMMO's greatest use during the Billing Period, adjusted for Power Factor as specified in Electric Service Schedule 9.

     1.11 POWER FACTOR: The percentage determined by dividing SUMMO's average power use in kilowatts (real power) by the average kilovolt-ampere power load (apparent power) SUMMO imposes upon PacifiCorp.

           SECTION 2: TERM AND TERMINATION; EARLY TERMINATION CHARGE

     2.1 TERM: This Agreement shall remain in full force and effect for a period of ten (10) years from its effective date and shall automatically be renewed from year to year subject to the same terms and conditions unless either party submits written termination notice to the other party not less than thirty (30) nor more than sixty (60) days prior to expiration of initial term or any renewal term.

     2.2 EARLY TERMINATION CHARGE :If SUMMO terminates service or defaults during the first ten years of this Agreement, SUMMO shall pay a termination charge equal to the unamortized extension allowance as computed by PacifiCorp in accord with Electric Service Schedule No.9 and Electric Service Regulation No.12.

         SECTION 3: DELIVERY OF AND CHARGES FOR FIRM POWER AND ENERGY

     3.1 SCOPE OF DELIVERIES: The Contract Demand for deliveries under this Agreement is 7,500 kW. PacifiCorp shall deliver such amounts of Firm Power and Energy SUMMO requires to meet its load requirements up to, but not in excess of, such Contract Demand; PROVIDED, that if the Measured Demand exceeds the Contract Demand as a result of SUMMO's operations, the Measured Demand shall establish a new Contract Demand if PacifiCorp has capacity available adequate to supply such Demand on a firm basis. PacifiCorp shall notify SUMMO within sixty (60) days of the billing covering the period in which Measured Demand exceeded the Contract Demand whether such capacity is available. In such event, the new Contract Demand shall continue in effect until either (1) the new Demand is in turn exceeded by a Contract Demand, or
(2) the eleventh billing

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month following the billing month in which such Demand was established;
PROVIDED, in the latter event the Contract Demand shall then become the maximum actual Measured Demand established in any of the preceding eleven (11) billing months.

     3.2 REQUEST FOR ADDITIONAL CONTRACT DEMAND: Upon PacifiCorp's receipt of SUMMO's written request for additional power and energy, PacifiCorp shall attempt to supply such additional power and energy under terms and conditions acceptable to both parties. Within 15 days of the request PacifiCorp shall advise SUMMO in writing whether the additional power and energy is or can be made available. If PacifiCorp does provide SUMMO with Firm Power and Energy in excess of the Contract Demand commitments, such deliveries shall trigger a Contract Demand superseding the Contract Demand set forth in section 3.1.

     3.3 PAYMENT FOR AND COMMENCEMENT OF CONSTRUCTION: Within one (l) year of the date of this Agreement SUMMO expects to obtain all necessary permits and financing for its copper mining facilities in Lisbon Valley, Utah. Summo shall notify PacifiCorp when it obtains such permits and financing. If SUMMO provides such notice after December 24, 1996, PacifiCorp may recalculate the cost of the line extension and adjust the line extension payment and guaranteed minimum payments in a manner to compensate PacifiCorp fully for any decreased value of the dollar from the date of this Agreement to the date PacifiCorp receives such notice. Until it gives notice to PacifiCorp, SUMMO shall owe no financial obligation to PacifiCorp except the payment of $35,000 required upon execution of this Agreement pursuant to section 4.4. SUMMO shall make the first payment required under section 4.4 when it notifies PacifiCorp that it has obtained the necessary permits and financing. PacifiCorp shall complete construction of the facilities necessary to provide service to SUMMO in accordance with the terms of this agreement within eight
(8) months of its receipt of such notice.

     3.4 POINT OF DELIVERY: The Point of Delivery for all Firm Power and Energy delivered to SUMMO shall be at the terminus of PacifiCorp's 69 kV power line at SUMMO's copper mine.

     3.5 DELIVERY VOLTAGE: PacifiCorp shall deliver Firm Power and Energy at the Point of Delivery in the form of alternating current at a nominal frequency of 60 Hertz, and at a nominal voltage of 69,000 volts.

     3.6 REACTIVE REQUIREMENTS:

          3.6.1 SUMMO'S OBLIGATIONS: SUMMO shall control and limit the flow of reactive power between PacifiCorp's and SUMMO's system so as to maintain a Power Factor of between ninety five percent (95%) lagging and ninety percent (90%) leading at all times. If SUMMO's Power Factor adversely affects operation of PacifiCorp's facilities or adversely affects PacifiCorp's other customers, SUMMO shall install at SUMMO's expense switched capacitors, synchronous condensers, or such other devices and

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     equipment as PacifiCorp may reasonably require to eliminate that portion of unscheduled reactive power flow which causes the Power Factor to exceed the limits established herein. Should SUMMO fail to take corrective action requested by PacifiCorp within six (6) months after written notice from PacifiCorp, PacifiCorp may perform such services or supply and install such equipment as it deems necessary to provide corrective action, whereupon SUMMO shall compensate PacifiCorp for all sums expended and all services contracted or performed, including PacifiCorp's standard overhead costs, plus ten percent (10%) of all expenditures. SUMMO shall pay such sums within thirty (30) days after PacifiCorp has mailed to SUMMO an itemized statement of its charges therefor.

           3.6.2 ADJUSTMENT TO BILLING DEMAND: In the event SUMMO's Power Factor drops below either 95% lagging or 90% leading, PacifiCorp's Billing Demands shall be increased as specified for Power Factor that drops below 90% lagging in Electric Service Schedule 9.

           3.6.3 HARMONICS: SUMMO shall operate its facilities on harmonic distortion within the guideline of the Agreement.

                     3.6.3. 1 The total harmonic voltage distortion (THD) shall be less than five percent (5%), and the maximum individual frequency voltage harmonic shall be less than three percent (3%) of the fundamental. The voltage notch depth shall be less than twenty percent (20%) and the notch area shall be less than 22,800 microseconds-volts.

                3.6.3.2 The total demand distortion (TDD) or harmonic current distortion shall be less than eight percent (8%) of the maximum demand load current. Individual odd current harmonics shall be less than the following percentage of the fundamental (60 hertz) current.

                               3rd through 9th      7.0%
                               11th through 15th    3.5%
                               17th through 21st    2.5%
                               23rd through 35th    1.5%
                               35th and higher      0.5%

          Individual even harmonics shall be limited to twenty-five percent (25%) of the odd harmonic limits specified above.

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                     SECTION 4: PAYMENT FOR POWER AND ENERGY

     4.1 STATEMENTS: All billing statements shall show the amount due for Firm Power and Energy purchased.

     4.2 PAYMENT FOR POWER AND ENERGY: PacifiCorp shall serve SUMMO under Electric Service Schedule No.9. All bills shall be paid by the due date of the bill.

     4.3 GUARANTEED MINIMUM PAYMENT: In consideration of the special investment by PacifiCorp to supply service hereunder, SUMMO shall make minimum annual total payments for service of $281,664 in each year for a period of five years, beginning six months from the commencement of deliveries. The guaranteed minimum payments shall be in the amount of $23,472 per month for sixty (60) consecutive months. PacifiCorp shall calculate and bill the guaranteed minimum at intervals of every twelve (12) months beginning one year from commencements of deliveries. Where the actual billed service is less than $281,664, PacifiCorp shall bill SUMMO for the difference between actual billed service and the required stated minimum. In the event actual use as determined by meter readings exceeds the monthly minimum guaranteed payment, SUMMO shall pay the higher amount.

     4.4 SUMMO LINE EXTENSION PAYMENT: SUMMO shall pay $735,000 pursuant to Electric Service Regulation No.12 in partial compensation for PacifiCorp's cost of construction of the facilities necessary to provide service to SUMMO's copper mining facilities. PacifiCorp acknowledges receipt of $35,000 delivered by SUMMO contemporaneously with the execution of this Agreement. SUMMO shall pay the remaining balance of $700,000 in quarterly installments of $100,000 each beginning with the payment which SUMMO is required to provide simultaneously with the notice specified in section 3.3.

     4.5 REFUND OF SUMMO EXTENSION PAYMENT: For the five years commencing on the sixth (6th) through the end of the tenth (10th contract years PacifiCorp shall make available to SUMMO a credit on its bill for Firm Power and Energy in an amount up to $147,000 per contract year, which credit shall be allowed on a dollar-for-dollar basis for all actual billed service in each year in excess of $281,664.

                              SECTION 5: METERING

     5.1 METERING EQUIPMENT: PacifiCorp shall provide, maintain, and test meters and metering equipment required for billing purposes. The parties shall specify the locations for PacifiCorp's installation of metering equipment in SUMMO's premises, and SUMMO shall allow PacifiCorp access to such locations without charge during reasonable business hours.

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     5.2 TELECOMMUNICATIONS FACILITIES: Upon PacifiCorp's request, SUMMO shall install a dedicated telephone line for meter reading purposes without charge to PacifiCorp.

     5.3 SECONDARY METERING: PacifiCorp may install its meter on the secondary side of SUMMO's transformers.

     5.4 TRANSFORMER LOSS CURVES: If secondary metering is used, transformer and other losses occurring between the Point of Delivery and the meter shall be computed and added to the meter readings to determine the monthly demand and energy consumption. SUMMO shall, prior to commencement of service, provide PacifiCorp with transformer loss curves and test data to allow PacifiCorp to calculate transformer losses for billing purposes.

                             SECTION 6: INTEGRATION

     This Agreement replaces and supersedes in their entirety all prior agreements between the parties related to the same subject matter except that certain Customer Requested Work Agreement dated August 1, 1995, and covering PacifiCorp's design of the electrical facilities and providing assistance to SUMMO to obtain permission to construct a 69 kV power line from PacifiCorp's Pinto-Hatch 69 kV line to SUMMO's copper mine.

                 SECTION 7: EXCLUSIVE SUPPLIER & RESALE OF POWER

     The Firm Power and Energy that PacifiCorp delivers to SUMMO pursuant to this Agreement may not be resold directly or indirectly by SUMMO to any of SUMMO's subcontractors or to any other party. PacifiCorp shall be the exclusive provider of Firm Power and Energy throughout the term of this Agreement unless the Agreement is terminated and SUMMO pays the appropriate early termination charge under sections 2.2, 4.3 and 4.4 hereof.

                SECTION 8: JURISDICTION OF REGULATORY AUTHORITIES

     PacifiCorp's currently applicable, effective Electric Service Schedule No.9 and Electric Service Regulations are attached hereto, incorporated herein and by reference made a part hereof. SUMMO shall abide by them and all amendments and changes thereto so approved by the Commission. In the event that the Commission or any other state, federal, or municipal authority issues any rules, regulations, or orders which require PacifiCorp to alter or amend any of the provisions of this Agreement or to terminate or curtail the delivery of Firm Power and Energy to SUMMO, PacifiCorp shall not be liable to SUMMO for damages or losses of any kind whatsoever which SUMMO may sustain as a result of such rule, regulation, or order, including consequential damages. In the event that the Utah Commission or federal body promulgates rules, regulations or statutes allowing SUMMO to obtain power or energy from a source other than PacifiCorp, including the use of PacifiCorp's facilities, nothing in the Agreement shall be construed to

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prevent such alternative power supply; PROVIDED, that SUMMO shall not be relieved of its obligations under sections 2.2, 3.6.1, 3.6.2, 4.3 and 4.4 hereunder.

                           SECTION 9: FORCE MAJEURE

     Neither Party shall be subject to any liability or damages for inability to provide or receive service to the extent that such failure shall be due to causes beyond the control of either PacifiCorp or SUMMO, including, but not limited to, the following: (a) the operation and effect of any rules, regulations and orders promulgated by any commission, municipality, or governmental agency of the United States, or subdivision thereof; (b) restraining order, injunction or similar decree of any court; (c) war; (d) flood; (e) earthquake; (f) act of God; (g) sabotage; or (h) strikes or boycotts. Should any of the foregoing occur, the minimum billing demands that would otherwise be applicable under this Schedule shall be waived and SUMMO shall have no liability for service until SUMMO is able to resume service; provided, the party claiming Force Majeure shall make every reasonable attempt to remedy the cause thereof as diligently and expeditiously as possible.

                              SECTION 10: NOTICE

     Any notice required to be given hereunder shall be deemed to have been given when it is sent, with postage prepaid, by registered or certified mail, return receipt requested, to the parties hereto at their respective addresses as follows:

If to SUMMO:

     SUMMO USA, CORP.
     Attn: James D. Frank, Vice President and Chief Financial Officer 900 Denver Center Building
     1776 Lincoln Street
     Denver, CO 80203

If to PacifiCorp:

     PacifiCorp
     Lee M. Kimball, Strategic Account Manager
     P.O. Box 728
     51 East Main
     American Fork, UT 84003

                            SECTION 11: ASSIGNMENT

     Neither party shall assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by persons duly authorized as of the date first above written.

                                       PACIFICORP

                                       By:  /s/ [illegible]
                                            --------------------------------


                                       SUMMO USA CORPORATION

                                       By:  /s/ [illegible]
                                            --------------------------------


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P.S.C.U. NO. 41                                        ORIGINAL SHEET NO. 9.1
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                          UTAH POWER & LIGHT COMPANY

                        ELECTRIC SERVICE SCHEDULE NO. 9

                                 STATE OF UTAH

                                  ----------

                        GENERAL SERVICE - HIGH VOLTAGE

                                  ----------

      AVAILABILITY: At any point on the Company's interconnected system where there are facilities of adequate capacity.

     APPLICATION: This Schedule is for alternating current, three-phase electric service supplied at approximately 46,000 volts or 69,000 volts or greater, through a single point of delivery. Seasonal service will be available only under other appropriate schedules.

     MONTHLY BILL: (Computer Codes 9, 115, 116)

            CUSTOMER SERVICE CHARGE:
                 $100.00 per service connection

            POWER CHARGE:
                 $5.87 per kW all kW

            ENERGY CHARGE:
                 2.4227 CENTS per kWh all kWh

            MINIMUM: The monthly customer charge plus appropriate power and energy charges.

     POWER FACTOR: This rate is based on the Customer maintaining at all times a Power factor of 90% lagging, or higher, as determined by measurement. If the average Power factor is found to be less than 90% lagging the Power as recorded by the Company's meter will be increased by 3/4 of 1% for every 1% that the Power factor is less than 90%.

     CONTRACT PERIOD: One year or longer.

     CONTRACT DEED: This provision does not apply to any General Service Customers who contracted prior to July 29, 1982, for service except for those Customer's whose Electric Service Agreements already contain this specification. However, in the event that Customer makes any material changes or increases in his installation which amount to at least 25% of Customer's greatest historical actual demand, Company, under the provisions of Paragraph 6, Electric Service Regulation No. 5, will require a new Contract containing this provision. "Contract Demand" as used herein shall mean the maximum Power contracted for by Customer and in excess of which the Company is under no obligation to supply, as set forth in the Electric Service Agreement executed by

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P.S.C.U. No. 41                                        ORIGINAL SHEET NO. 9.3
-----------------------------------------------------------------------------

                 ELECTRIC SERVICE SCHEDULE NO. 9 - CONTINUED

     and action of Customer but are not the result of Customer's usual and ordinary operations, shall be excluded from determination of new Contract Demands. Upon prior arrangement with Company, Customer may test, repair or start-up equipment at mutually acceptable and scheduled off-peak periods and any demands in excess of the Contract Demand established during such test, repair or start-up shall be excluded from determination of new Contract Demands.

     FORCE MAJEURE: Neither Company or Customer shall be subject to any liability or damages for inability to provide or receive service to the extent that such failure shall be due to causes beyond the control of either Company or Customer, including, but not limited to the following:
(a) the operation and effect of any rules, regulations and orders promulgated by any Commission, municipality, or governmental agency of the United States, or subdivision thereof; (b) restraining order, injunction or similar decree of any court; (c) war; (d) flood; (e) earthquake; (f) act of God; (g) sabotage; or (h) strikes or boycotts. Should any of the foregoing occur, the minimum billing demands that would otherwise be applicable under this Schedule shall be waived and Customer will have no liability for service until such time as Customer is able to resume service.

     The party claiming Force Majeure under this provision shall make every reasonable attempt to remedy the cause thereof as diligently and expeditiously as possible.

     Should Customer find it necessary to shut down operations because of market or economic conditions for a period of at least thirty (30) days, the 65% minimum billing demands that would otherwise be applicable under this Schedule shall be waived; provided, however, that in this event, 65% minimum billing demands shall not be waived for more than two (2) billing months in any contract year.

     TERMINATION: This provision does not apply to any Customers who contracted prior to July 29, 1982, for service except for those Customers whose Electric Service Agreements contain Contract Demand provisions with 65% minimum demand payment obligations. Termination of electric service by the Customer prior to the expiration date of the Electric Service Agreement (or any extension thereof) will not relieve the Customer of his obligations under this Rate Schedule and the Electric Service Agreement, including all 65% minimum payment obligations. In the event of termination, the 65% minimum payment amounts as stated herein, shall remain in full force and effect for the remaining unexpired term of the Electric Service Agreement; provided, however, that Company upon written request of Customer, shall attempt to sell Customer's Contract Demand obligations, or any portion thereof, to other parties and, upon such sale, Customer shall be relieved of the equivalent 65% minimum Contract Demand payment obligation. Company shall determine the priority of Customer's request to sell any Portion of its Contract Demand obligations by the date upon which Company receives Customer's written request. A sale is deemed to have occurred on the date Company executes an Electric Service Agreement for service with another party, and Customer, in order of priority, shall be relieved of its equivalent 65% minimum Contract Demand payment obligation as of that date.

     Termination prior to the expiration date of the Electric Service Agreement (or any extensions thereof) shall not relieve Customer of any non-contract demand minimum payment obligations incurred as a result of Company investments in special facilities